Exhibit 99.1

Certification

I, Charles A. Kirby, President and Chief Executive Officer, certify, based on my knowledge, that:

(i)  The compensation committee of Congaree Bancshares, Inc. (“Congaree”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2012 through October 31, 2012, the “TARP Period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Congaree;

(ii)  The compensation committee of Congaree has identified and limited during the TARP Period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Congaree, and has identified any features of the employee compensation plans that pose risks to Congaree and has limited those features to ensure that Congaree is not unnecessarily exposed to risks;

(iii)  The compensation committee has reviewed, at least every six months during the TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Congaree to enhance the compensation of an employee, and has limited any such features;

(iv)  The compensation committee of Congaree will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)  The compensation committee of Congaree will provide a narrative description of how it limited during the TARP Period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Congaree;

(B) Employee compensation plans that unnecessarily expose Congaree to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Congaree to enhance the compensation of an employee;

(vi)  Congaree has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)  Congaree has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the TARP Period;

(viii)  Congaree has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP Period, and has received approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix)  Congaree and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the TARP Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)  Congaree will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the TARP Period;

(xi)  Congaree will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)  Congaree will disclose whether Congaree, the board of directors of Congaree, or the compensation committee of Congaree has engaged during the TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)  Congaree has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP Period;

(xiv)  Congaree has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Congaree and Treasury, including any amendments;

(xv)  Treasury completed the sale of its TARP investment in Congaree on October 31, 2012 and, therefore, Congaree is not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)  I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: March 28, 2013
/s/ Charles A. Kirby
Charles A. Kirby, President and Chief Executive Officer
(Principal Executive Officer)